Exhibit 5.1

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133 www.dlapiper.com

T 858.677.1400
F 858.677.1401

July 28, 2022

Histogen Inc.

10655 Sorrento Valley Road, Suite 200

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Histogen Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the rules and regulations of the Securities Act of 1933, as amended (the “Act”) relating to resale from time to time by the selling stockholders listed in the Registration Statement under “Selling Stockholders” of up to 5,647,870 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 1,774,309 shares of Common Stock issuable upon the exercise of a pre-funded warrant (the “Pre-Funded Warrant”) issued in a private placement in July 2022 (the “July 2022 Private Placement”), (ii) 1,774,309 shares of Common Stock issuable upon the exercise of a Series A Warrant (the “Series A Warrant”) issued in the July 2022 Private Placement, (iii) 1,774,309 shares of Common Stock issuable upon the exercise of a Series B Warrant (the “Series B Warrant”) issued in the July 2022 Private Placement, (iv) 52,558 shares of Common Stock issuable upon the exercise of a warrant (the “2020 Warrant”) issued in a registered direct offering in November 2020, (v) 148,183 shares of Common Stock issuable upon the exercise of a warrant (the “2021 Warrant”) issued in a registered direct offering in June 2021, and (vi) 124,202 shares of Common Stock issuable upon the exercise of warrants (the “Placement Agent Warrants”) issued to the Company’s placement agent, H.C. Wainwright & Co., LLC (“Wainwright) as part of Wainwright’s compensation pursuant to an engagement letter in connection with the July 2022 Private Placement. The Pre-Funded Warrant, the Series A Warrant, the Series B Warrant, the 2020 Warrant, the 2021 Warrant, and the Placement Agent Warrants are referred to herein as the “Warrants”.

We are acting as counsel for the Company in connection with the sale of the Shares by the Selling Stockholders. In connection with this opinion, we have examined and relied upon the and the Registration Statement and related prospectus, the form of Pre-Funded Warrant, the form of Series A Warrant, the form of Series B Warrant, the form of 2020 Warrant, the form of 2021 Warrant, the form of Placement Agent Warrant, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, as currently in effect, the Certificate of Designations of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock filed with the Delaware Secretary of State on March 25, 2022, the Certificate of Designations of Preferences, Rights and Limitations of Series B Redeemable Convertible Preferred Stock filed with the Delaware Secretary of State on March 25, 2022, the Certificate of Elimination relating to the Certificate of Designations of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock filed with the Delaware Secretary of State on June 30, 2022, the Certificate of Elimination relating to the Certificate of

Designations of Preferences, Rights and Limitations of Series B Redeemable Convertible Preferred Stock filed with the Delaware Secretary of State on June 30, 2022, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company). As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) factual information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon exercise of the applicable Warrant against payment therefor in accordance with the terms of the applicable Warrant, will have been duly authorized and validly issued and will be fully paid and non-assessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a) Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b) We express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities, including the Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the exercise price for the Warrant Shares will not be adjusted to an amount below the par value per share of the Common Stock.

(c) We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Delaware and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We consent to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)
DLA PIPER LLP (US)